Exhibit 99.1

         MBIA Mexico First Financial Guarantor Rated Triple-A in Mexico

     ARMONK, N.Y.--(BUSINESS WIRE)--Sept. 26, 2007--MBIA Inc. (NYSE: MBI) announced today that it has begun operations in Mexico as MBIA Mexico, S.A. de C.V. (MBIA Mexico) and is the first financial guarantor licensed in Mexico to be rated Triple-A on a global and national scale. Fitch Ratings, Moody's Investors Service, and Standard & Poor's Ratings Services have assigned MBIA Mexico a financial strength rating of Triple-A.

     MBIA Mexico, located in Mexico City, is a subsidiary of MBIA Insurance Corp. (99.9 percent) and MBIA Inc. (0.01 percent). All transactions insured by MBIA Mexico will be 100 percent reinsured by MBIA Insurance Corp.

     "MBIA Mexico is an important step in the ongoing expansion of our global franchise," said MBIA Chairman and CEO Gary Dunton. "We look forward to building enduring partnerships in the Mexican marketplace, and strengthening our already growing presence there."

     Eugenio Mendoza, MBIA managing director and head of new business development in Latin America, noted, "The strength of the capital markets in Mexico has increased demand for financial guarantees over the last few years and MBIA is committed to supporting Mexico's continuing development."

     MBIA guarantees the timely payment of principal and interest to investors and lowers the cost of capital for the issuer. MBIA's Triple-A-rated financial guarantee policy enables issuers to increase marketability of their securities and reduce their borrowing costs, and investors gain safety and security. Since 1994, MBIA has insured over $6.8 billion in par in Mexico. The Company has been most active in toll road financings in Mexico and has also completed a number of structured trade securitizations.

     MBIA Inc., through its subsidiaries, is the world's largest financial guarantor and a provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Insurance Corp. has financial strength ratings of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services and Fitch Ratings. MBIA has offices in London, Madrid, Mexico City, Milan, New York, Paris, San Francisco, Sydney and Tokyo. Please visit MBIA's Web site at www.mbia.com.


     CONTACT: MBIA Inc.
              Elizabeth James, +1-914-765-3889